Exhibit 10.29

                               SEVERANCE AGREEMENT

      This Severance Agreement is made and entered into as of this 20th day of January, 2000, by and between Designs, Inc. (the "Company"), a corporation organized and existing under the laws of Delaware with a principal place of business at 66 B Street, Needham, Massachusetts 02494, and Scott N. Semel ("Semel"), an individual residing at 54 Knob Hill Street, Sharon, Massachusetts 02067.

      WHEREAS, the Company and Semel are parties to an Employment Agreement dated as of October 16, 1995 (the "Employment Agreement") whereby Semel was employed as Senior Vice President, General Counsel and Secretary of the Company, which agreement expires October 15, 2000; and

      WHEREAS, the Company and Semel agree to terminate the Employment Agreement on the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the promises and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Resignation. In consideration of the terms and conditions of this Severance Agreement, Semel hereby tenders his resignation to the Company effective January 20, 2000 (the "Resignation Date"), and the Company accepts his resignation to be effective on the Resignation Date. From and after the Resignation Date, Semel shall no longer be an employee of the Company and shall have no further duties or responsibilities on behalf of the Company, except as provided herein.

      2. Severance Payments. The Company shall pay Semel the aggregate sum of Five Hundred Thirty Thousand Seven Hundred Seventeen Dollars and Forty Cents ($530,717.40) (the "Severance Payment"), in accordance with the attached Payment Schedule. Payments shall be made by direct deposit into Semel's account into which direct deposits are currently being made by the Company or into such other account as Semel may direct in writing, and the Company shall send or cause to be sent to Semel written confirmation of each such deposit. Semel shall be responsible for payment of any and all of his local, state and federal income taxes related to the Severance Payment. Semel will receive a Form 1099 from the Company at the end of each calendar year.

      3. Security. Within five business days after the Resignation Date, as a condition to the effectiveness of this Severance Agreement, the Company shall obtain and shall provide to Semel an irrevocable letter of credit, in a form reasonable satisfactory to Semel in the aggregate amount of Five Hundred Thirty Thousand Seven Hundred Seventeen Dollars and Forty Cents ($530,717.40), which shall secure the outstanding balance remaining from time to time of the Severance Payment obligation set forth in paragraphs 2 and 10 hereof. The amount of the letter of credit may be reduced from time to time by an amount not to exceed the amount, as of the date of said reduction, of the severance payments theretofore made to Semel pursuant to paragraph 2 hereof and the deductions/setoffs theretofore made pursuant to paragraphs 4 and 5 hereof, as reflected on the attached Payment Schedule. Nothing contained in this paragraph shall be construed to limit the Company's indemnification obligations to Semel pursuant the Company's By-laws ("By-Laws") and the Indemnification Agreement dated as of December 10, 1998 ("Indemnification Agreement") between Semel and the Company.

      4. Medical/Dental Insurance. The Company shall continue to provide Semel with family medical and dental insurance coverage, on the same terms and conditions that it provides such coverage to its employees, through July 15, 2000. Thereafter, Semel shall be entitled to apply for and receive continuation of medical insurance coverage at his sole cost and expense through COBRA until January 15, 2002, at the Company's COBRA rate. Semel's costs for the family medical and dental insurance coverage for the period from the Resignation Date until July 15, 2000 are set forth on the attached Payment Schedule and the costs shall be deducted from the Severance Payments due to Semel from the Company.

      5. Car. Semel shall purchase from the Company in "AS IS" condition, and the Company shall sell to Semel and transfer title thereof to Semel as of the Resignation Date, the black Audi automobile (vehicle identification #WAUBG84DOVN000944) which the Company has provided for his use during his employment at the Company, at a price of $26,935.51. Semel shall pay the purchase price in three (3) installments, as provided in the attached Payment Schedule, by setting off said amounts against the amounts due from the Company to Semel as Severance Payments.

      6.    Benefits and Perquisites.  The Company further agrees that:

            (a) The Company shall reimburse Semel for all business and automobile repair and gasoline expenses reasonably incurred by him through the Resignation Date in connection with his work as an employee of the Company, including without limitation all travel expenses, in accordance with the Company's policies applicable to its senior executives and upon submission of appropriate documentation thereof.

            (b) The Company shall maintain a voicemail address for Semel at the Company until April 1, 2000.

            (c) Until April 1, 2000, the Company shall maintain an e-mail address for Semel at the Company and shall, at least daily (on business days), forward all e-mail messages addressed to Semel at the Company's provided address to his e-mail address outside the Company, which address Semel shall provide to the Company in writing.

      7. Legal Fees. In the event either party breaches any of such party's obligations under this Severance Agreement, the non-breaching party shall be entitled to recover all reasonable costs incurred by such non-breaching party in enforcing the terms of this Severance Agreement, including reasonable attorneys' fees. The prevailing party shall be entitled to recover its reasonable attorneys' fees and expenses in any litigation for enforcement of this Severance Agreement.

      8. Family Discount Card. Semel shall be permitted to retain his Family Discount Card ("Card") until the date of the last Severance Payment, at which time Semel shall immediately return the Card to the Company. Semel shall only be permitted to use the Card to purchase merchandise for his immediate family.

      9. Options. Semel hereby acknowledges and agrees that any and all incentive stock options, non-qualified stock options and/or any other stock options granted to him while an employee of the Company, (including but not limited to the Thirteen Thousand Three Hundred Thirty-Five (13,335) incentive stock options granted to him on April 1, 1996 pursuant to the 1992 Stock Incentive Plan and the Twenty-Six Thousand Six Hundred Sixty-Five (26,665) non-qualified stock options granted to him on April 1, 1996) shall expire and/or terminate on the Resignation Date.

      10. Acceleration. The Severance Payment shall be accelerated and the entire balance shall become immediately due and payable upon written Notice from Semel to the Company upon the occurrence of any of the following events of default:

            (a) The Company defaults in its obligation to make payment when due of any of the installments of the Severance Payment as provided in paragraph 2 hereof, and fails to cure said payment default within five (5) business days after receipt of Notice thereof; or

            (b) The Company declares itself bankrupt or insolvent under any federal or state bankruptcy or insolvency law, or an involuntary petition in bankruptcy is filed against the Company and is not withdrawn or dismissed within thirty (30) days of filing thereof.

      11. Continued Cooperation. Semel agrees that, from the Resignation Date through the later of November 8, 2001 or the final resolution of the litigation pending between the Company and Atlantic Harbor, Inc. f/k/a Boston Trading. Ltd., Inc., Arnold W. Kline and Jack Stahl, he will assist the Company in any litigation, arbitration or other proceeding that is currently pending involving the Company, which assistance may include, but is not limited to, testifying at any deposition, hearing, proceeding or trial and meeting with representatives of the Company to discuss the factual history of such matters. Semel agrees to devote up to thirty-six (36) days in any twelve (12) month period to consulting with the Company as provided above. Such assistance shall be at times and places reasonably convenient to Semel and shall not be scheduled to unreasonably interfere with the performance of Semel's personal or employment commitments. The parties agree that in the event Semel devotes more than thirty six (36) days in any twelve (12) month period to consulting with the Company as provided above, the Company will pay Semel a reasonable consulting fee for any additional time. The Company acknowledges and agrees that it shall indemnify and hold Semel harmless from any claims arising out of his providing these ongoing services to the Company. If, in the reasonable opinion of the Company's outside counsel, Semel needs personal legal counsel in connection with the performance of his responsibilities hereunder, the Company's outside legal counsel shall represent Semel and the Company shall pay all costs of such representation. If the Company's outside legal counsel determines that they cannot represent Semel, the Company at its sole expense, shall retain other legal counsel of its choice to represent Semel. Whether the representation is by the Company's outside legal counsel or other legal counsel retained by the Company to represent Semel, such representation shall be at the Company's sole expense. Nothing contained in this paragraph shall be construed as providing the Company with any rights to determine the form or substance of any testimony given by Semel in litigation, arbitration or other proceedings, it being understood that Semel is required to and shall at all times testify to the best of his knowledge and belief.

      12. References. All inquiries made to the Company or to any agent or consultant for the Company regarding employment references for Semel shall be directed to the Vice President of Human Resources of the Company, and only the Vice President of Human Resources shall respond thereto. The response to any inquiry regarding Semel's employment, absent prior written approval from Semel, shall be limited to a statement that Company policy limits the information that the Company can provide to providing dates of employment, title and salary information or words to that effect, and solely providing that information.

      13. Non-disparagement. Except as required by law, the Company agrees that it will not, directly or through its officers and directors, make any public or private statement that disparages Semel and that it will use its best efforts to have its agents, employees and consultants comply with this provision. The Company will not encourage or direct its employees, agents or consultants to make any statements that disparage Semel. Except as required by law, Semel agrees that he will not make any public or private statement which disparages the Company, its past and present officers, directors, or known employees or consultants of the Company and that he will use his best efforts to have his agents comply with this provision. The parties agree that the best efforts requirement set forth above shall be satisfied if they send their respective employees, agents and consultants a memorandum stating that they should not make any public or private statement that disparages the other party. Nothing contained in this paragraph shall be construed as imposing liability on any party for testimony given by any person under oath to the best of his/her knowledge and belief in any trial, arbitration or administrative proceeding.

      14. Public Announcement. Unless otherwise agreed by both parties in writing, any press release, public statement or other filing or disclosure by either party hereto regarding

Semel's resignation shall be limited to a statement that Semel has resigned to pursue other interests.

      15. Confidentiality. The parties hereto agree that the terms and conditions of this Severance Agreement shall be treated as confidential and shall not be disclosed except as necessary to their respective employees, officers, directors, and/or tax, personal, financial, investment and legal advisors , as required by law, or to enforce the terms of this Severance Agreement. Notwithstanding the foregoing, the parties hereto acknowledge and agree (i) that the disclosure of this Severance Agreement and/or the material terms thereof will likely be required by the Company in its filings with the Securities and Exchange Commission and (ii) that the Severance Agreement and/or material terms thereof may be disclosed to State Street Bank and Trust Company.

      16.   Non-Disclosure.

            (a) Semel agrees that he will not disclose to any person or entity, either orally or in written form, except as required by law, any confidential information relating to the Company or any of its subsidiaries and affiliates, the directors of the Company or its subsidiaries and affiliates, any client of the Company or any of its subsidiaries and affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents, including copies of such information in electronic form, embodying such confidential information.

            (b) The non-disclosure obligation set forth above shall not apply to any information which was in the public domain at the time of disclosure or which thereafter fell into the public domain without any fault of Semel and which was not disclosed, to Semel's knowledge, in violation of any similar non-disclosure obligation by any other person.

      17. Return of Company Property. Within five business days after the Resignation Date, Semel shall leave with the Company all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof then in Semel's possession or control, except those documents which are Semel's personal copies of documents relating to the terms and conditions of his employment with or resignation from the Company. Except as otherwise provided in this Agreement, Semel will return to the Company, on or before the Resignation Date, all other assets and/or property belonging to the Company.

      18.   Non-Competition and Non-Solicitation.

            (a) Semel agrees that during the period commencing on the Resignation Date and ending on November 8, 2001, he shall not work for Levi Strauss & Co., and he shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever, engage or assist any person or entity to engage in the Levi's or Dockers outlet business in any location in any geographic area in the United States or Puerto Rico; provided, however, that Semel may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation; and, provided further that the noncompetition obligations set forth above shall not apply if, at the time of the allegedly competitive activity, the Company is no longer in the competing business.

            (b) During the period commencing on the Resignation Date and ending on November 8, 2001, Semel shall not request any suppliers or customers with whom the Company has a business relationship to cancel or terminate any such business relationship with the Company or solicit any employee of the Company to leave the Company's employ. Notwithstanding the foregoing, nothing contained herein shall be construed as acquiescence by the Company of any action by Semel after October 26, 2001 to seek to cause the cancellation or termination of any business relationship between the Company and any third party. .

      19. Semel Release. Semel hereby voluntarily and irrevocably releases and forever discharges the Company and its subsidiaries (including their successors and assigns) and each of their current and former officers, directors, shareholders, employees, consultants, representatives and agents from all charges, complaints, claims, promises, agreements, obligations, causes of action, damages, and debts (including attorneys' fees and costs actually incurred), known or unknown, which Semel has, had, or hereinafter may have, from the beginning of the world to the day of the date of this Severance Agreement, including, without limitation, all claims related to or arising out of any conduct pertaining to any proxy contest, consent solicitation or annual meeting of the Company, all claims for breach of contract, all claims arising out of or relative to Semel's employment with the Company and the termination thereof and any claims Semel may have under the Employment Agreement, all claims for breach of an implied covenant of good faith and fair dealing, intentional or negligent misrepresentation, any acts or omissions by the Company, and unlawful discrimination under the common law or any statute (including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000e, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. ss.621, et seq., the Employee Retirement Income Security Act, 29 U.S.C. ss.1001, et seq, and the Americans with Disabilities Act of 1990, 42 U.S.C. ss.12101, et seq.) Notwithstanding the foregoing, this release shall not release or limit Semel's rights to indemnification under the terms of the By-Laws of the Company and under the Indemnification Agreement between Semel and the Company dated as of December 10, 1998, as in effect on the date hereof, to enforce this Severance Agreement or to bring claims for breach thereof.

      20. Company Release. The Company, on behalf of itself and its officers, directors, employees, agents, representatives, subsidiaries, consultants and shareholders (hereinafter the "Company Releasors") hereby voluntarily and irrevocably releases and forever discharges Semel and his heirs and survivors from any and all charges, complaints, claims, promises, agreements, obligations, causes of action, damages and debts, (including attorneys' fees and costs actually incurred), known or unknown, that the Company Releasors, individually or jointly, have, had or hereinafter may have, from the beginning of the world to the day of the date of this Severance Agreement, including, without limitation, all claims related to or arising out of any conduct pertaining to any proxy contest, consent solicitation or annual meeting of the Company, all claims for breach of contract, all claims for breach of an implied covenant of good faith and fair dealing, intentional or negligent misrepresentation, mismanagement, nondisclosure, or any acts or omissions by Semel during the course of his employment or otherwise. Notwithstanding the foregoing, this release shall not release or limit the Company's right to enforce this Severance Agreement or to bring any claims for breach thereof.

      21. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Severance Agreement or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts, in accordance with the rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 21 shall be specifically enforceable. Notwithstanding the foregoing, this Section 21 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, however, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 21.

      22. Trust Agreement. Semel hereby relinquishes any and all rights, title and interest that he had, has or may have in, arising out of or relating to the Trust Agreement ("Trust Agreement") made as of May 12, 1999 by and between the Company and State Street Bank and Trust Company ("State Street") or the assets held thereunder. Semel agrees and consents to the termination of the Trust Agreement and the return of all trust assets by State Street to the Company and shall execute any and all documents required by State Street to accomplish said termination and return of trust assets, so long as said documents have no affect whatsoever on Semel's rights under this Severance Agreement. If Semel wrongfully fails to execute the foregoing documents within forty eight (48) business hours after receipt of a written request from the Company, the Company may suspend the payments of the Severance Payment until Semel executes such documents. Any suspended payments will be paid to Semel within twenty four (24) business hours after the execution of the documents. Notwithstanding the foregoing, this provision shall not release or limit Semel's rights to indemnification under the terms of the By-Laws of the Company and/or under the Indemnification Agreement.

      23. Nature of Agreement. Semel and the Company acknowledge and agree that this Severance Agreement is a severance and settlement agreement and shall not constitute an admission of liability and wrongdoing on the part of either party.

      24. Notices. All notices, requests, demands, and other communications provided for by this Severance Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, or by overnight delivery service, to the other party as follows, or to such other address as to which the party gives notice:

      To the Company:   Designs, Inc.
                        66 B Street
                        Needham, MA  02494
                        Attn:  Corporate Counsel

                        With a copy to:
                        Peter Smith, Esq.
                        Kramer Levin Naftalis & Frankel LLP
                        919 Third Avenue
                        New York, NY 10022-39903

      To Semel:         Mr. Scott N. Semel
                        54 Knob Hill Street
                        Sharon, MA 02067

                        With a copy to:
                        Marjorie Sommer Cooke, Esq.
                        Cooke, Clancy & Gruenthal, LLP
                        150 Federal Street
                        Boston, MA 02110

      Copies of all Notices must be delivered or sent in the same manner that they are sent or delivered to the parties hereto.

      25. Entire Agreement. This Severance Agreement is the entire agreement between the parties relating to the subject matter hereof. The Employment Agreement shall terminate effective January 20, 2000, at which time it shall become null and void.

      26. Binding Effect. This Severance Agreement shall inure to the benefit of and be binding upon the Company and Semel, their respective successors, executors, administrators, heirs and permitted assigns. The Company represents that the individuals signing this

Severance Agreement on behalf of the Company are authorized to sign this document and bind the Company.

      27. Amendment. This Severance Agreement may be amended or modified only by a written instrument signed by Semel and a duly authorized representative of the Company.

      28. Severability. In case any provisions of this Severance Agreement shall be determined by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Severance Agreement shall not in any way be affected or impaired thereby.

      29. Future Cooperation. At any time after execution and exchange of this Severance Agreement and from time to time, Semel and the Company, upon written request from either party to the other, shall execute and deliver such further documents or instruments as may be reasonably necessary to more fully effectuate the intention of the parties hereto but limited to such amplification, definition or effectuation strictly consistent with the terms and provisions hereof.

      30. Applicable Law. This Severance Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

      31. Opportunity to Consider; Revoke. Semel acknowledges that he has been afforded an opportunity to take at least twenty-one (21) days to consider this Severance Agreement and has been advised to consult with the attorneys of his choice prior to executing this Severance Agreement. Semel acknowledges that he has had an adequate opportunity to review this Severance Agreement before its execution. The parties understand and acknowledge that Semel will have a period of seven (7) calendar days following his execution of this Severance Agreement in which to revoke his consent to the Severance Agreement. Such revocation must be in writing and shall be transmitted to the Company such that it is actually received prior to the expiration of the seven-day revocation period.

      32. Counterparts. This Severance Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

Executed as a sealed instrument this 13 day of January, 2000

DESIGNS, INC.

By:/s/ John J. Schultz                    /s/ Scott N. Semel
Its: Chief Executive Officer              Scott N. Semel
Hereunto duly authorized


By:./s/ Jeffrey M. Unger
Its: Vice President of Corporate Development
Hereunto duly authorized

(400)

Irrevocable Standby Letter of Credit                  Date: January 20, 2000

BENEFICIARY                   (98)  DELIVERY BY COURIER SERVICES

Scott N. Semel                Credit Number:
54 Knobhill Street            (330) (58)S-069 STBY-50088032
Sharon, Ma 02067              Opener's Reference No.
                                  SCOTT N. SEMEL

Dear Sir or Madam:

      BY ORDER OF:
                        DESIGNS, INC.
                        ATTN:  KENNETH ROGERS
                        66 B STREET
                        NEEDHAM, MA 02494

We hereby open in your favor our (68) Irrevocable Standby Letter of Credit for the account of DESIGNS, INC. for a sum or sums not exceeding a total of US DOLLARS 530,717.40 (FIVE HUNDRED THIRTY THOUSAND SEVEN HUNDRED SEVENTEEN AND 40/100 US DOLLARS) available by your draft(s) at SIGHT on OURSELVES effective January 19, 2000 and expiring at OUR COUNTERS on January 31, 2002.

The draft(s) must be accompanied by your signed statement reading as any of the three following paragraphs:

"The amount of this draft represents the funds due me as a result of the acceleration of payments aggregating US $__________ as provided for by the terms of a Severance Agreement dated 1/20/00 between me and Designs, Inc. by reason of Designs, Inc.'s failure to pay me US$________ which payment was due on ____________ under the Severance Agreement the conditions of which payment have been fully satisfied, and as to which a notice of default was delivered to Designs, Inc. and remains uncured after a lapse of at least 5 days after receipt of notice thereof."

"The amount of this draft represents the funds due me as a result of the acceleration of payments aggregating US $__________ as provided for by the terms of a Severance Agreement dated 1/20/00 between me and Designs, Inc. by reason of the filing against Designs, Inc. of an involuntary petition in bankruptcy which is not withdrawn or dismissed with 30 days of filing."

Special Conditions:

It is a condition of this Letter of Credit that the maximum sum payable under this Letter of Credit shall be reduced by the amount of US$11,340.12 on every other Thursday starting with

February 17, 2000, and continuing through November 8, 2001, and by the amount of US$9,071.88 on November 22, 2001, without amendment, so as to leave no balance as of January 1, 2002. Notwithstanding the foregoing, in the event the Beneficiary presents any draft to the drawee bank pursuant to the preceding paragraph, from and after the date of presentment, no further reductions shall be made in the maximum sum payable under the Letter of Credit.

Each draft must bear upon its face the clause "Drawn under Letter of Credit No. 50088032 of BankBoston N.A., Boston, MA."

Except so far as otherwise expressly stated herein, this letter of credit is subject to the "Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500."

We hereby agree that drafts drawn under and in compliance with the terms of this letter of credit will be duly honored if presented to the above-mentioned drawee bank on or before January 31, 2002, or any extended date as set forth herein.

(240) kindly address all correspondence regarding this letter of credit to the attention of our Letter of Credit Operations, P.O. Box 1763, BOSTON, MA 02105, attention Navin Bhojani, mentioning our reference number as it appears above. Telephone inquiries can be made to Navin Bhojani at 617-434-3062

                                Very truly yours,

(291)
                               /s/ KENNETH F. ROGERS, JR.
                               ------------------------------
                               Authorized Official


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

                     Scott Semel Severance Payment Schedule

                                  Health Ins
                      Payment       Deduct      Auto Payment   BI-Weekly Payment

   4-Feb   2000    $ 11,340.12    $   124.20                   $     11,215.92
  18-Feb   2000    $ 11,340.12    $   219.15                   $     11,120.97
   3-Mar   2000    $ 11,340.12    $   219.15                   $     11,120.97
  17-Mar   2000    $ 11,340.12    $   219.15                   $     11,120.97
  31-Mar   2000    $ 11,340.12    $   219.15                   $     11,120.97
  14-Apr   2000    $ 11,340.12                                 $     11,340.12
  28-Apr   2000    $ 11,340.12    $   219.15                   $     11,120.97
  12-May   2000    $ 11,340.12    $   219.15                   $     11,120.97
  26-May   2000    $ 11,340.12    $   219.15                   $     11,120.97
   9-Jun   2000    $ 11,340.12    $   219.15                   $     11,120.97
  23-Jun   2000    $ 11,340.12    $   219.15                   $     11,120.97
   7-Jul   2000    $ 11,340.12    $   219.15                   $     11,120.97
  21-Jul   2000    $ 11,340.12                                 $     11,340.12
   4-Aug   2000    $ 11,340.12                                 $     11,340.12
  18-Aug   2000    $ 11,340.12                                 $     11,340.12
   1-Sep   2000    $ 11,340.12                                 $     11,340.12
  15-Sep   2000    $ 11,340.12                                 $     11,340.12
  29-Sep   2000    $ 11,340.12                                 $     11,340.12
  13-Oct   2000    $ 11,340.12                                 $     11,340.12
  27-Oct   2000    $ 11,340.12                                 $     11,340.12
  10-Nov   2000    $ 11,340.12                                 $     11,340.12
  24-Nov   2000    $ 11,340.12                                 $     11,340.12
   8-Dec   2000    $ 11,340.12                                 $     11,340.12
  22-Dec   2000    $ 11,340.12                                 $     11,340.12
   5-Jan   2000    $ 11,340.12                                 $     11,340.12
  19-Jan   2001    $ 11,340.12                                 $     11,340.12
   2-Feb   2001    $ 11,340.12                                 $     11,340.12
  16-Feb   2001    $ 11,340.12                                 $     11,340.12
   2-Mar   2001    $ 11,340.12                                 $     11,340.12
  16-Mar   2001    $ 11,340.12                                 $     11,340.12
  30-Mar   2001    $ 11,340.12                                 $     11,340.12
  13-Apr   2001    $ 11,340.12                                 $     11,340.12
  27-Apr   2001    $ 11,340.12                                 $     11,340.12
  11-May   2001    $ 11,340.12                                 $     11,340.12
  25-May   2001    $ 11,340.12                                 $     11,340.12
   8-Jun   2001    $ 11,340.12                                 $     11,340.12
  22-Jun   2001    $ 11,340.12                                 $     11,340.12
   6-Jul   2001    $ 11,340.12                                 $     11,340.12
  20-Jul   2001    $ 11,340.12                                 $     11,340.12
   3-Aug   2001    $ 11,340.12                                 $     11,340.12
  17-Aug   2001    $ 11,340.12                                 $     11,340.12
  31-Aug   2001    $ 11,340.12                                 $     11,340.12
  14-Sep   2001    $ 11,340.12                                 $     11,340.12
  28-Sep   2001    $ 11,340.12                      8,978.50   $      2,361.62
  12-Oct   2001    $ 11,340.12                  $   8,978.50   $      2,361.62
  26-Oct   2001    $ 11,340.12                  $   8,978.51   $      2,361.61
   9-Nov   2001    $  9,071.88                                 $      9,071.88
Total              $530,717.40    $ 2,315.70    $  26,935.51   $    501,466.19


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